EXHIBIT 5.1

October 30, 2001

Pal	m, Inc.
547	0 Great America Parkway
San	ta Clara, CA 95052

RE:    REGISTRATION STATEMENT ON FORM S-8

La	dies and Gentlemen:

          We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about October 30, 2001 (as such may thereafter be amended or supplemented the “Registration Statement”) in connection with the registration under the Securities Act of 1933, as amended, of 35,000,000 shares of your Common Stock (the “Shares”) that are to be issued pursuant to the Palm, Inc. (“Palm”) 1999 Stock Plan and 1999 Employee Stock Purchase Plan (collectively the “Plans”). As your legal counsel, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of the Shares under the Plans and pursuant to the agreements related thereto.

          It is our opinion that, when issued and sold in the manner referred to in the Plans and pursuant to the agreements that accompany the Plans, the Shares will be duly authorized, legally and validly issued, fully paid and nonassessable.

          We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including any Prospectus constituting a part thereof, and any amendments thereto.

Ve	ry truly yours,

WI	LSON SONSINI GOODRICH & ROSATI
Pro	fessional Corporation

/s/	WILSON SONSINI GOODRICH & ROSATI